EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 20, 2015, relating to the financial statements of ITT Corporation and the effectiveness of ITT Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of ITT Corporation for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Stamford, Connecticut
September 18, 2015